Exhibit 99.1

ASHLEY GOLDSMITH, EVP & CHIEF PEOPLE OFFICER OF WORKDAY, INC., ELECTED TO KONTOOR BRANDS BOARD OF DIRECTORS
GREENSBORO, N.C. - February 07, 2022 - The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, has named Ashley Goldsmith, Executive Vice President and Chief People Officer of Workday, Inc., as a director, effective immediately.
“We’re pleased to welcome Ashley to Kontoor’s Board of Directors,” said Scott Baxter, President, Chief Executive Officer & Chair of the Board, Kontoor Brands. “Ashley is a seasoned HR leader with a passion for developing top talent and cultivating value-led, performance-driven organizations. As Kontoor enters its next phase of growth, her perspectives and experiences with global organizations and deep knowledge of building winning employee value propositions will be excellent assets to Kontoor and our Board.”
Ms. Goldsmith will serve on the Talent and Compensation and Nominating and Governance Committees of Kontoor’s Board of Directors.
Ms. Goldsmith, 49, has served as Executive Vice President and Chief People Officer of Workday, Inc., since 2013. Prior to joining Workday, she spent three years with Polycom, Inc., serving as Executive Vice President and Chief Human Resources Officer, leading the company through a high growth phase. Previously, she spent three years at Ventana Medical Systems, a division of the Roche Group, as Senior Vice President, Human Resources, Corporate Communications, Environmental Health & Safety. From 1995 to 2007, she served in a number of leadership positions with increasing responsibility with The Home Depot, most recently serving as Vice President, Human Resources, Northern Division. Ms. Goldsmith began her career at Great-West Life & Annuity.
Ms. Goldsmith holds a bachelor’s degree in psychology from Vanderbilt University, a master’s degree in human resources development from Georgia State University and a master’s degree in business administration from Northwestern University.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com
or
Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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